Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 21, 2012, with respect to the consolidated financial statements of Susser Petroleum Company LLC (Predecessor), and our report dated June 21, 2012, with respect to the balance sheet of Susser Petroleum Partners LP, in the Registration Statement on Form S-1 (Registration No. 333-182276), as amended, and related Prospectus of Susser Petroleum Partners LP dated July 27, 2012.

/s/ Ernst & Young LLP
San Antonio, Texas
July 27, 2012